Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-86842 and 333-68283) and Forms S-8 (Nos. 333-42015, 333-78779, 333-90042 and 333-100214) of AMB Property, L.P. of our reports dated December 21, 2004 relating to the historical summaries of revenues and certain expenses of International Airport Center - Boston Marine, International Airport Center - LAX Gateway, International Airport Center - JFK A-C, AMB Tri-Port Distribution Center and AMB Turnberry Distribution, which appear in the Current Report on Form 8-K of AMB Property, L.P. dated December 16, 2004.

PricewaterhouseCoopers LLP
San Francisco, California
January 10, 2005